Exhibit 10.2

VOTING AGREEMENT

This VOTING AGREEMENT (this “Agreement”) is entered into as of June 5, 2013, by and among New Young Broadcasting Holding Co., Inc., a Delaware corporation (“Phoenix”), the D. Tennant Bryan Media Trust dated May 28, 1987, as amended and restated as of April 21, 1994, between D. Tennant Bryan and J. Stewart Bryan, III, as initial trustees (such trust, the “Media Trust”) and J. Stewart Bryan, III (together with the Media Trust, the “Stockholders”), and Media General, Inc., a Virginia corporation (“General”).

W I T N E S S E T H:

WHEREAS, as of the date of this Agreement, each Stockholder owns (i) the number of shares of Class A Common Stock, par value $5.00 per share (the “General Class A Common Stock”) of General and (ii) the number of shares of Class B Common Stock, par value $5.00 per share (the “General Class B Common Stock”) of General set forth opposite such Stockholder’s name on Schedule A attached hereto;

WHEREAS, concurrently herewith, General, General Merger Sub 1, Inc., a Virginia corporation and wholly-owned subsidiary of General (“Merger Sub 1”), General Merger Sub 2, Inc., a Delaware corporation and wholly-owned subsidiary of General (“Merger Sub 2”), General Merger Sub 3, LLC, a Delaware limited liability company and wholly-owned subsidiary of General (“Merger Sub 3”), and Phoenix are entering into an Agreement and Plan of Merger, dated as of the date hereof (as it may be amended from time to time, the “Merger Agreement”), pursuant to which General will file, or cause to be filed, the General Charter Amendment with the State Corporation Commission of the Commonwealth of Virginia (the “VSCC”) in accordance with the Virginia Stock Corporation Act (the “VSCA”);

WHEREAS, the Merger Agreement contemplates that the affirmative vote of (i) the holders of a majority of outstanding shares of General Class A Common Stock and (ii) the holders of a majority of outstanding shares of General Class B Common Stock are necessary to approve the General Charter Amendment;

WHEREAS, pursuant to the Merger Agreement and after the General Charter Amendment has been filed and accepted for filing by the VSCC and is in full force and effect, General will reclassify each outstanding share of General Class A Common Stock and General Class B Common Stock into one (1) share of either a newly-created class of Voting Common Stock of General (the “General Voting Common Stock”) or a newly-created class of Non-Voting Common Stock of General (the “General Non-Voting Common Stock”, and together with the General Voting Common Stock, the “General Common Stock”), in each case by means of a merger of Merger Sub 1 with and into General (the “Reclassification Merger”), on the terms and subject to the conditions set forth in the Merger Agreement, with General being the surviving company in the Reclassification Merger;

WHEREAS, pursuant to the Merger Agreement and after the Reclassification Merger Effective Time, Merger Sub 2 will merge with and into Phoenix, with Phoenix being the surviving corporation in such merger (the “Combination Merger”), and each outstanding share of Phoenix Class A Common Stock and Phoenix Class B Common Stock will be converted into the right to receive shares of General Voting Common Stock or General Non-Voting Common Stock, as set forth in the Merger Agreement;

WHEREAS, pursuant to the Merger Agreement and after the Combination Merger Effective Time, Phoenix will merge with and into Merger Sub 3, with Merger Sub being the surviving company in such merger (the “Conversion Merger”);

WHEREAS, the Merger Agreement contemplates that prior to the taking of the Reclassification Merger Vote and assuming that the General Charter Amendment is filed with and accepted for filing by the VSCC in accordance with the VSCA, and has become effective, the following votes of the holders of any class or series of General’s capital stock are necessary to approve the Merger Agreement, the Reclassification Merger, the Combination Merger and the other transactions contemplated by the Merger Agreement: (i) the affirmative vote of the holders of more than two-thirds of the outstanding shares of General Class B Common Stock with respect to the approval and adoption of the Merger Agreement, the Reclassification Plan of Merger, the Reclassification Merger and the transactions contemplated hereby and thereby and (ii) the affirmative vote of the holders of a majority of all votes cast by holders of shares of General Class A Common Stock and shares of General Class B Common Stock, voting together as a single class, with respect to the approval of the issuance of shares of General Common Stock pursuant to the Reclassification Merger and the Combination Merger;

WHEREAS, the Stockholders are parties to that certain Shareholders Agreement, dated May 28, 1987 (the “Class B Shareholders Agreement”), by and among General, the Stockholders and the other signatories thereto relating to the ownership, transfer and conversion of the General Class B Common Stock; and

WHEREAS, as a condition to the willingness of Phoenix to enter into the Merger Agreement, and as an inducement and in consideration therefor, Phoenix has required that the Stockholders agree, and the Stockholders have agreed, to enter into this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual premises, representations, warranties, covenants and agreements contained in this Agreement, the parties, intending to be legally bound, hereby agree as follows:

ARTICLE I
DEFINITIONS

SECTION 1.1 Defined Terms. For purposes of this Agreement, capitalized terms used in this Agreement that are defined in the Merger Agreement but not in this Agreement shall have the respective meanings ascribed to them in the Merger Agreement.

SECTION 1.2 Other Definitions. For purposes of this Agreement:

(a) “New Shares” means any shares of General Class A Common Stock or General Class B Common Stock (other than Owned Shares) acquired by a Stockholder at any time during the Voting Period.

(b) “Owned Shares” means, with respect to any Stockholder, all of the shares of General Class A Common Stock and General Class B Common Stock set forth on Schedule A as beneficially owned by such Stockholder.

(c) “General Equity” means, collectively, the General Class A Common Stock and the General Class B Common Stock.

(d) “Representatives” shall mean, with respect to any Person, such Person’s officers, directors, employees, accountants, consultants, legal counsel, financial advisors, agents and other representatives.

(e) “Voting Period” means the period from and including the date of this Agreement through and including the earlier to occur of (i) the Combination Merger Effective Time, and (ii) the termination of the Merger Agreement in accordance with its terms.

(f) “Transfer” means to directly or indirectly issue, transfer, sell, assign, distribute, pledge, encumber, hypothecate or otherwise dispose of, either voluntarily or involuntarily, including by gift, by way of merger, exchange, business combination or similar transaction, by operation of Law or otherwise.

ARTICLE II
VOTING AGREEMENT AND IRREVOCABLE PROXY

SECTION 2.1 Agreement to Vote.

(a) Each Stockholder hereby agrees that during the Voting Period, each Stockholder shall vote, or execute consents with respect to, as applicable, the Owned Shares and any New Shares owned by such Stockholder as of the applicable record date (or cause to be voted or a consent to be executed with respect to the Owned Shares and any New Shares beneficially owned by such Stockholder as of the applicable record date) in favor of the approval and adoption of the Merger Agreement and the transactions contemplated thereby, including the General Charter Amendment, the Reclassification Plan of Merger, the Reclassification Merger, the issuance of shares of General Common Stock pursuant to the Reclassification Merger and the Combination Merger, any other Required General Vote in which the General Equity beneficially owned by such Stockholder is eligible to participate and any votes or consents necessary in connection with any restructured business combination of General and Phoenix as contemplated by Section 1.10(c) of the Merger Agreement.

(b) Each Stockholder hereby agrees that, during the Voting Period, such Stockholder shall vote or execute consents with respect to, as applicable, the Owned Shares and any New Shares owned by such Stockholders as of the applicable record date (or cause to be voted, or a consent to be executed with respect to, the Owned Shares and any New Shares beneficially owned by such Stockholder as of the applicable record date) against each of the matters set forth in clauses (i), (ii), (iii) and (iv) below at any meeting (or any adjournment or postponement thereof) of the holders of General Equity, or in connection with any proposed action by written consent of holders of General Equity, whether such vote is cast or consent is required or requested pursuant to applicable Law or otherwise:

(i) any merger agreement or merger, consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by General or any other business combination involving General, in each case, other than the Merger Agreement and the transactions contemplated thereby, including the Mergers;

(ii) any action, proposal, transaction or agreement that would reasonably be expected to result in a breach in any material respect of any covenant, representation or warranty or any other obligation or agreement of General contained in the Merger Agreement or of such Stockholder contained in this Agreement;

(iii) any action, proposal, transaction or agreement involving General or any of its Subsidiaries that would reasonably be expected to prevent, impede, frustrate, interfere with, delay, postpone or adversely affect the Mergers or the other transactions contemplated by the Merger Agreement, in contravention of the terms and conditions set forth in the Merger Agreement; and

(iv) any Acquisition Proposal with respect to General made prior to the termination of the Merger Agreement.

(c) Any vote required to be cast or consent required to be executed pursuant to this Section 2.1 shall be cast or executed in accordance with the applicable procedures relating thereto so as to ensure that it is duly counted for purposes of determining that a quorum is present (if applicable) and for purposes of recording the results of that vote or consent.

SECTION 2.2 Grant of Irrevocable Proxy. Each Stockholder hereby irrevocably appoints Phoenix and any of its respective designees, and each of them individually, as such Stockholder’s proxy, with full power of substitution and resubstitution, to vote or execute consents during the Voting Period, with respect to the Owned Shares and any New Shares beneficially owned by such Stockholder as of the applicable record date, in each case solely to the extent and in the manner specified in Section 2.1 (the “Proxy Matters”). This proxy is given to secure the performance of the duties of such Stockholder under this Agreement. Such Stockholder shall not directly or indirectly grant any Person any proxy (revocable or irrevocable), power of attorney or other authorization with respect to any of such Stockholder’s Owned Shares or New Shares that is inconsistent with Section 2.1 or this Section 2.2.

SECTION 2.3 Nature of Irrevocable Proxy. The proxy granted pursuant to Section 2.2 by each Stockholder shall be irrevocable during the Voting Period, shall be deemed to be coupled with an interest sufficient in law to support an irrevocable proxy and shall revoke any and all prior proxies granted by such Stockholder with regard to such Stockholder’s Owned Shares and any New Shares in respect of the Proxy Matters, and such Stockholder acknowledges that the proxy constitutes an inducement for Phoenix to enter into the Merger Agreement. The proxy granted by each Stockholder is a durable proxy and shall survive the bankruptcy, dissolution, death or incapacity of such Stockholder. The proxy granted hereunder shall terminate only upon the expiration of the Voting Period.

ARTICLE III
COVENANTS

SECTION 3.1 Voting Period Restrictions. Each Stockholder agrees that such Stockholder shall not, during the Voting Period, Transfer or permit the Transfer of any or all of such Stockholder’s Owned Shares or New Shares, or any interest therein, or any voting rights with respect thereto or enter into any contract, option or other arrangement or understanding with respect thereto (including any voting trust or agreement and the granting of any proxy), other than (a) pursuant to the Mergers in accordance with the terms of the Merger Agreement and (b) with the prior written consent of Phoenix.

SECTION 3.2 No Shop Obligations of Each Stockholder.

(a) Each Stockholder agrees that, during the Voting Period, such Stockholder shall not, and such Stockholder shall use its and their respective reasonable best efforts to cause its and their respective Representatives acting on its and their behalf not to, directly or indirectly, (i) solicit, initiate, knowingly encourage or knowingly facilitate the making, submission or announcement of any Acquisition Proposal with respect to General or Acquisition Inquiry with respect to General, (ii) furnish any information regarding General or any of its Subsidiaries (or such Stockholder’s Owned Shares or New Shares, or any interest therein) to any Person in connection with or in response to an Acquisition Proposal with respect to General or Acquisition Inquiry with respect to General, (iii) engage in discussions or negotiations with any Person relating to any Acquisition Proposal with respect to General or Acquisition Inquiry with respect to General, or (iv) enter into any letter of intent, agreement in principle, merger, acquisition, purchase or joint venture agreement or other similar agreement for any Acquisition Transaction with respect to General (“Restricted Activities”). A Stockholder shall promptly notify General and Phoenix orally and in writing of any such Acquisition Proposal or Acquisition Inquiry received by the Stockholder (including the identity of the Person making or submitting such Acquisition Proposal or Acquisition Inquiry and the terms thereof and all modifications thereto). Notwithstanding the foregoing, if General is engaging in Restricted Activities that the Board of Directors has determined in good faith are in compliance with the Merger Agreement (including Section 5.10(b)), each Stockholder and its Representatives may participate with General in such Restricted Activities.

(b) Notwithstanding any provision of this Agreement to the contrary, nothing in this Agreement shall limit, restrict or otherwise affect J. Stewart Bryan, III in his capacity as a director or officer of General from acting in such capacity or voting in such person’s sole discretion on any matter (it being expressly acknowledged by Phoenix that this Agreement shall apply to Stockholder solely in Stockholder’s capacity as the beneficial owner of the General Equity). Phoenix shall not assert any claim that any action taken by Stockholder in his capacity as a director or officer of General violates any provision of this Agreement.

SECTION 3.3 General Covenants. Each Stockholder agrees that during the Voting Period such Stockholder shall not:

(a) enter into any agreement, commitment, letter of intent, agreement in principle, or understanding with any Person or take any other action that violates or conflicts with or would reasonably be expected to violate or conflict with, such Stockholder’s covenants and obligations under this Agreement; or

(b) take any action that restricts or otherwise adversely affects such Stockholder’s legal power, authority and right to comply with and perform such Stockholder’s covenants and obligations under this Agreement.

SECTION 3.4 Cooperation. Each Stockholder shall reasonably cooperate with Phoenix and General in connection with Phoenix and General’s efforts to make any necessary filings and submissions with, and obtain any necessary consents, approvals, waivers and authorizations of, and actions or nonactions by, any Governmental Entity or any third party necessary to be made in connection with the transactions contemplated by the Merger Agreement, including by providing to Phoenix or General such information regarding such Stockholder and its Affiliates as shall be reasonably requested by Phoenix or General in connection with such efforts. Each Stockholder shall make as promptly as practicable all necessary filings and submissions required to be made by it with any Governmental Entity in connection with the transactions contemplated by the Merger Agreement.

SECTION 3.5 Agreement of General. General agrees that it will not effect the Reclassification Merger unless the Combination Merger will be consummated immediately thereafter.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDERS

Each Stockholder hereby represents and warrants to Phoenix and General as follows:

SECTION 4.1 Authorization. Such Stockholder has all power and authority to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement has been duly executed and delivered by such Stockholder and, assuming it has been duly and validly authorized, executed and delivered by the other parties hereto, constitutes a legal, valid and binding obligation of such Stockholder, enforceable against such Stockholder in accordance with its terms, except to the extent that enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws now or hereafter in effect relating to creditor’s rights generally, and (ii) general principles of equity.

SECTION 4.2 Ownership of Shares. As of the date hereof, such Stockholder does not own, beneficially or of record, any shares of General Equity other than the shares listed opposite such Stockholder’s name on Schedule A attached hereto (and except as otherwise noted thereon). The Stockholders are the sole record and beneficial owners, free and clear of all Liens and all voting agreements and commitments of every kind (other than this Agreement, the Class B Shareholders Agreement and the Shareholders Agreement, dated as of May 24, 2012, by and among General, Berkshire Hathaway Inc. and the Stockholders) of all of the Owned Shares set forth on Schedule A hereto, and have power to vote (or cause to be voted or consents to be executed) and to dispose of (or cause to be disposed of) such Owned Shares sufficient to perform their obligations hereunder. Any proxies granted by any such Stockholder in respect of any or all of such Owned Shares prior to and including the date hereof (except as set forth herein) in respect of the Proxy Matters have been revoked.

SECTION 4.3 No Conflicts. Except as set forth on Schedule B, no filing with any Governmental Entity, and no authorization, consent or approval of any other Person (other than such approvals of such Stockholder’s Affiliates as have been obtained on or prior to the date hereof) is necessary for the execution of this Agreement by such Stockholder or the performance by such Stockholder of such Stockholder’s obligations hereunder. None of the execution and delivery of this Agreement by such Stockholder, or the performance by such Stockholder of such Stockholder’s obligations hereunder shall (i) result in, give rise to or constitute a violation or breach of or a default (or any event which with notice or lapse of time or both would become a violation, breach or default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on, any of the Owned Shares pursuant to any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which such Stockholder is a party or by which such Stockholder or any of such Stockholder’s Owned Shares are bound, or (ii) violate any applicable law, rule, regulation, order, judgment, or decree applicable to such Stockholder, except for any of the foregoing as would not impair such Stockholder’s ability to perform such Stockholder’s obligations under this Agreement.

SECTION 4.4 Transaction Fee. Except as disclosed by such Stockholder to Phoenix in writing, such Stockholder has not employed any investment banker, broker or finder in connection with the transactions contemplated by the Merger Agreement who might be entitled to any fee or any commission from General or any of its Subsidiaries in connection with or upon consummation of the Merger.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF PHOENIX

Phoenix hereby represents and warrants to the Stockholders as follows:

SECTION 5.1 Authorization. Phoenix has all corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement has been duly authorized, executed and delivered by Phoenix and, assuming it has been duly and validly executed and delivered by the other parties hereto, constitutes a legal, valid and binding obligation of Phoenix, enforceable against it in accordance with the terms of this Agreement, except to the extent that enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws now or hereafter in effect relating to creditor’s rights generally, and (ii) general principles of equity.

SECTION 5.2 No Conflicts. The execution and delivery of this Agreement by Phoenix does not and the performance of this Agreement by Phoenix will not (i) conflict with, result in any violation of, require any consent under or constitute a default (whether with notice or lapse of time or both) under any note, contract, lease, license, permit, franchise, mortgage, bond, indenture, agreement, instrument or obligation to which it is a party or by which it or any of its properties is bound; (ii) violate any judgment, order, injunction, decree or award of any court, administrative agency or other Governmental Entity that is binding on such party or any of its properties; or (iii) constitute a violation by Phoenix of any law, regulation, rule or ordinance applicable to such party, in each case, except for any violation, conflict or consent as would not impair the ability of such party to perform its obligations under this Agreement or to consummate the transactions contemplated herein on a timely basis.

ARTICLE VI
TERMINATION

SECTION 6.1 This Agreement and all obligations of the parties hereunder (including the proxy described in Sections 2.2 and 2.3) shall automatically terminate upon the earliest to occur of (i) the Combination Merger Effective Time, and (ii) the termination of the Merger Agreement in accordance with its terms. In addition to the foregoing, this Agreement may be terminated by any Stockholder upon written notice to Phoenix at any time following (x) the making of any change, by amendment, waiver or other modification, to any provision of the Merger Agreement that increases the amount or changes the form of the General Stock Consideration or decreases or changes the form of the consideration that the General Stockholders are entitled to receive in the Reclassification Merger (provided that any change, amendment, waiver or modification to implement a restructured business combination of General and Phoenix as contemplated by Section 1.10(c) of the Merger Agreement shall not give rise to a right of any Stockholder to terminate this Agreement) or (y) any General Adverse Recommendation Change. Upon the termination of this Agreement, neither Phoenix nor the Stockholders shall have any rights or obligations hereunder and this Agreement shall become null and void and have no effect; provided, that Sections 7.1, and 7.3 through 7.13 shall survive such termination. Notwithstanding the foregoing, termination of this Agreement shall not prevent any party from seeking any remedies (at law or in equity) against any other party for that party’s breach of any of the terms of this Agreement prior to the date of termination

ARTICLE VII
MISCELLANEOUS

SECTION 7.1 Publication. Each Stockholder hereby permits General and Phoenix to publish and disclose in the DGCL Notices, the Phoenix Information Statement, any and all applicable filings with the SEC and/or the FCC, and any other disclosures or filings required by applicable Law such Stockholder’s identity and beneficial ownership of General Equity, the nature of such Stockholder’s commitments, arrangements and understandings pursuant to this Agreement and/or the text of this Agreement.

SECTION 7.2 Appraisal Rights. Each Stockholder hereby waives any rights of appraisal or rights to dissent from the Mergers or the adoption of the Merger Agreement that such Stockholder may have under applicable Law and shall not permit any such rights of appraisal or rights of dissent to be exercised with respect to such Stockholder’s Owned Shares or New Shares.

SECTION 7.3 Amendments, Waivers, etc. This Agreement may be amended by an instrument in writing signed on behalf of Phoenix and each of the Stockholders that would be bound by such amendment. Any agreement on the part of any party hereto to any waiver of compliance with any representations, warranties, covenants or agreements contained in this Agreement shall be valid only if set forth in a written instrument signed on behalf of such party. The waiver by any party of a breach of any provision hereunder shall not operate or be construed as a waiver of any prior or subsequent breach of the same or any other provision hereunder.

SECTION 7.4 Enforcement of Agreement; Specific Performance. The Stockholders acknowledge and agree that Phoenix would be irreparably damaged if any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached and that any non-performance, breach or threatened breach of this Agreement by any Stockholder could not be adequately compensated by monetary damages alone and that Phoenix would not have any adequate remedy at law. Accordingly, Phoenix shall be entitled (in addition to any other remedy that may be available to it whether in law or equity, including monetary damages) to seek and obtain (a) enforcement of any provision of this Agreement by a decree or order of specific performance and (b) a temporary, preliminary and/or permanent injunction to prevent breaches or threatened breaches of any provisions of this Agreement without posting any bond or undertaking. The Stockholders hereto further agree that they shall not object to the granting of injunctive or other equitable relief on the basis that there exists adequate remedy at law. Each Stockholder hereby expressly further waives (i) any defense in any action for specific performance that a remedy at law would be adequate or that an award of specific performance is not an appropriate remedy for any reason at law or in equity and (ii) any requirement under any Law to post security as a prerequisite to obtaining equity relief. Each Stockholder agrees that Phoenix’s initial choice of remedy will be to seek specific performance of this Agreement in accordance with its terms. If a court of competent jurisdiction denies such relief, Phoenix may seek alternative remedies, including damages in the same or another proceeding.

SECTION 7.5 Notices. All notices and other communications in connection with this Agreement shall be in writing and shall be deemed given (i) on the date of delivery if delivered personally or if sent via facsimile (with confirmation via express courier utilizing next-day service), (ii) on the earlier of confirmed receipt or the third (3rd) Business Day following the date of mailing if mailed by registered or certified mail (return receipt requested) or (iii) on the first (1st) Business Day following the date of dispatch if delivered utilizing next-day service by an express courier (with confirmation) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)     If to Phoenix, addressed to it at:

c/o Young Broadcasting, LLC
441 Murfreesboro Road
Nashville, TN 37210
Attention: General Counsel
Facsimile: (615) 369-7388

with a copy (which shall not constitute notice) to:

Debevoise & Plimpton LLP
919 Third Avenue
New York, NY 10022
Attention: Jonathan E. Levitsky, Esq.
Facsimile: (212) 909-6836

(b)     If to a Stockholder, addressed to it at the address set forth below such Stockholder’s signature hereto:

with a copy (which shall not constitute notice) to:

McGuire Woods

One James Center
901 East Cary Street
Richmond, VA 23219-4030

Attention: Dennis I Belcher, Esq.

Facsimile: (804) 698 2176

Fried, Frank, Harris, Shriver & Jacobson LLP
One New York Plaza
New York, New York 10004
Attention:     Philip Richter, Esq.
                      John E. Sorkin, Esq.
Facsimile:     (212) 859-4000

or to that other address as any party shall specify by written notice so given, and notice shall be deemed to have been delivered as of the date so telecommunicated or personally delivered.

SECTION 7.6 Headings; Titles. When a reference is made in this Agreement to Articles, Sections, Exhibits or Schedules, such reference shall be to an Article or Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” This Agreement shall not be interpreted or construed to require any person to take any action, or fail to take any action, if to do so would violate any applicable Law.

SECTION 7.7 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of this invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. Upon determination that any term or other provision is invalid or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement as to affect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

SECTION 7.8 Entire Agreement. This Agreement (together with the Merger Agreement, to the extent referred to in this Agreement, and any documents delivered by the parties in connection herewith), constitutes the entire agreement among the parties with respect to the subject matter of this Agreement, and supersedes all prior agreements and understandings, both written and oral, among the parties, with respect to the subject matter of this Agreement.

SECTION 7.9 Assignment; Binding Effect; No Third Party Beneficiaries; Further Action. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties; provided that Phoenix may assign its rights, interests or obligations hereunder to one or more of its Subsidiaries. This Agreement shall be binding upon and shall inure to the benefit of Phoenix and its respective successors and assigns and shall be binding upon the Stockholders and the Stockholders’ successors, assigns, heirs, executors and administrators. Notwithstanding anything contained in this Agreement to the contrary, nothing in this Agreement, expressed or implied, is intended to confer on any Person (other than, in the case of Phoenix, its respective successors and assigns and, in the case of the Stockholders, the Stockholders’ successors, assigns, heirs, executors and administrators) any rights, remedies, obligations or liabilities under or by reason of this Agreement. Each of the Stockholders and Phoenix shall take any further action and execute any other instruments as may be reasonably requested by the other parties to this Agreement to effectuate the intent of this Agreement.

SECTION 7.10 Mutual Drafting. Each party has participated in the drafting of this Agreement, which each party acknowledges is the result of extensive negotiations between the parties. This Agreement shall not be deemed to have been prepared or drafted by any one party or another or any party’s attorneys.

SECTION 7.11 Governing Law and Consent to Jurisdiction. This Agreement shall be governed and construed in accordance with the internal Laws of the State of Virginia applicable to contracts made and wholly performed within such state, without regard to any applicable conflicts of law principles that would result in the application of the Laws of any other jurisdiction. The parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in the United States District Court for the Eastern District of Virginia (or, if that court does not have jurisdiction, the Circuit Court for the City of Richmond, Virginia), and each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by Law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 7.5 shall be deemed effective service of process on such party. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

SECTION 7.12 Counterparts; Facsimiles. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that each party need not sign the same counterpart.

SECTION 7.13 Liability. The rights and obligations of each of the Stockholders under this Agreement shall be several and not joint. All references to actions to be taken by the Stockholders, or representations and warranties to be made, under this Agreement refer to actions to be taken or representations and warranties to be made by Stockholders acting severally and not jointly. Except for any liability for claims, losses, damages, liabilities or other obligations arising out of a Stockholder’s failure to perform its obligations hereunder, Phoenix agrees that no Stockholder (in its capacity as a Stockholder of General) will be liable for claims, losses, damages, liabilities or other obligations resulting from or relating to the Merger Agreement, including any breach by General of the Merger Agreement, and that General shall not be liable for claims, losses, damages, liabilities or other obligations resulting from or related to any Stockholder’s failure to perform its obligations hereunder.

(Signature page follows)

IN WITNESS WHEREOF, Phoenix and the Stockholders have caused this Agreement to be duly executed as of the day and year first above written.

NEW YOUNG BROADCASTING HOLDING CO., INC.

By: /s/ Deborah A. McDermott

Name: Deborah A. McDermott

Title: President and CEO

STOCKHOLDERS:

D. TENNANT BRYAN MEDIA TRUST

By: /s/ J. Stewart Bryan III

Name: J. Stewart Bryan III

Title: Trustee

ADDRESS:     333 East Franklin Street

Richmond, Virginia 23219

FACSIMILE:     804-977-8706

J. STEWART BRYAN, III

By: /s/ J. Stewart Bryan III

ADDRESS:     333 East Franklin Street

Richmond, Virginia 23219

FACSIMILE:     804-977-8706

Signature Page to Written Consent and Voting Agreement

Schedule A

Ownership of General Equity

Stockholder	Shares of General Class A Common Stock	Shares of General Class B Common Stock
J. Stewart Bryan, III	100 shares owned of record by J. Stewart Bryan, III 447,652 shares owned of record by the J. Stewart Bryan, III Revocable Trust Dated 7/1/97 that are beneficially owned by J. Stewart Bryan, III	466,162 shares owned of record by the Media Trust that are beneficially owned by J. Stewart Bryan, III
Media Trust	—	466,162 shares owned of record by the Media Trust

55,200 shares of General Class A Common Stock that are owned of record by the J. Stewart Bryan, III, Mary Bryan Perkins and Florence B. Fowlkes TTEES U/A DTD 9/15/67 (shared voting trust). These shares may be deemed to be beneficially owned by Mr. J. Stewart Bryan, III, but shall not constitute Owned Shares.

Schedule A

Schedule B

Conflicts

Schedule B